   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 24, 1998

                                                         REGISTRATION NO. 333-

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                               ----------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------
                    INFORMATION MANAGEMENT ASSOCIATES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                  CONNECTICUT
         (STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)

                                   06-1289928
                    (I.R.S. EMPLOYER IDENTIFICATION NUMBER)

                         ONE CORPORATE DRIVE, SUITE 414
                           SHELTON, CONNECTICUT 06484
                                 (203) 925-6800
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             ABERT R. SUBBLOIE, JR.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                    INFORMATION MANAGEMENT ASSOCIATES, INC.
                         ONE CORPORATE DRIVE, SUITE 414
                           SHELTON, CONNECTICUT 06484
                                 (860) 925-6800
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                               AGENT FOR SERVICE)

                                    COPY TO:

                           THOMAS L. FAIRFIELD, ESQ.
                     LEBOEUF, LAMB, GREENE & MACRAE, L.L.P.
                                 GOODWIN SQUARE
                               225 ASYLUM STREET
                          HARTFORD, CONNECTICUT 06103
                                 (860) 293-350

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: After the effective date of this Registration Statement as determined by market conditions.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

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---------------------------------------------------------------------------------
                                               PROPOSED   PROPOSED
                                                MAXIMUM    MAXIMUM
                                      AMOUNT   AGGREGATE  AGGREGATE   AMOUNT OF
                                      TO BE      PRICE    OFFERING   REGISTRATION
 TITLE OF SHARES TO BE REGISTERED   REGISTERED PER UNIT*   PRICE*        FEE
---------------------------------------------------------------------------------
 Common Stock, (no par value)....    143,762     $5.57   $800,754.34   $237.00
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

* Inserted solely for the purpose of calculating the registration fee; computed on the basis of the average of the reported high and low sales prices on the Nasdaq National Market on November 20, 1998 pursuant to Rule 457 (c).

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            (SUBJECT TO COMPLETION)
                            DATED NOVEMBER 24, 1998

                                   PROSPECTUS

                    INFORMATION MANAGEMENT ASSOCIATES, INC.
                         ONE CORPORATE DRIVE, SUITE 414
                           SHELTON, CONNECTICUT 06484
                                 (203) 925-6800

                               ----------------

                                 143,762 SHARES

                                  COMMON STOCK

  Our Common Stock is listed on the Nasdaq National Market under the symbol "IMAA." The reported last sale price of the Common Stock on the Nasdaq National Market on November 20, 1998, was $5.38 per share.

  The shareholders of Information Management Associates, Inc. listed in this prospectus are offering 143,762 shares of our Common Stock under this prospectus.

  The selling shareholders obtained their shares of our stock through a pro rate dividend for no value by Marketing Information Systems, Inc. ("MIS") on November 17, 1998. MIS obtained the shares in connection with the purchase by us of substantially all of MIS's assets. The selling shareholders may offer their shares through public or private transactions, on or off the United States exchanges, at prevailing market prices, or at privately negotiated prices.

  You should consider carefully the risk factors beginning on page 4 of this prospectus before purchasing any of the common stock offered hereby.

                               ----------------

  THE SHARES HAVE NOT BEEN APPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION, NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

                                November  , 1998

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
   Where You Can Find More Information.....................................   3
   About Information Management Associates, Inc............................   4
   Risk Factors............................................................   4
   Use of Proceeds.........................................................  12
   Selling Shareholders....................................................  12
   Plan of Distribution....................................................  12
   Legal Matters...........................................................  13
   Experts.................................................................  13

                               WHERE YOU CAN FIND
                                MORE INFORMATION

  You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The selling shareholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

  In this prospectus, the "Company," the "Registrant," "Information Management Associates, Inc.," "IMA," "we," "us," and "our" refer to Information Management Associates, Inc.

                             AVAILABLE INFORMATION

  We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

                     INFORMATION INCORPORATED BY REFERENCE

  The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. This prospectus is part of a registration statement we filed with the SEC (Registration No. 333-
   ). We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"):

  . Annual Report on Form 10-K for the year ended December 31, 1997;

  . Definitive Proxy Statement, filed on April 14, 1998, for the 1998 Annual
    Meeting of Shareholders:

  . Quarterly Reports on Form 10-Q as amended on Form 10-Q/A for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

  . The description of the Common Stock contained in our Registration
    Statement on Form 8-A, filed on July 24, 1997; and

  . Current Reports on Form 8-K dated August 17, 1998, October 7, 1998 and
    November 3, 1998.

  You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

    Assistant Secretary
    Information Management Associates, Inc.
    One Corporate Drive, Suite 414
    Shelton, CT 06484
    (203) 925-6800

  This prospectus, including the information incorporated by reference herein, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Exchange Act. Our actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth below. In particular, please review the sections captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 10-K for the fiscal year ended December 31, 1997, and our quarterly report on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998 as the same have been amended on Forms 10-Q/A which reports are incorporated herein by reference and such section of any subsequently filed Exchange Act reports. In connection with the forward-looking statements which appear in these disclosures, prospective purchasers of the shares offered hereby should carefully consider the factors set forth in this prospectus under "Risk Factors." beginning on page 4 of this prospectus.

                 ABOUT INFORMATION MANAGEMENT ASSOCIATES, INC.

  We are a global provider of enterprise customer interaction solutions designed to maximize the customer satisfaction, loyalty, retention, and revenue-generating opportunities of call centers used for sales, marketing and customer service. The Company's award-winning, CTI- and Web-enabled front office software has been licensed to over 400 clients with more than 40,000 end users worldwide in a wide variety of industries. Our products and services are the choice of leading corporations such as Avery Dennison, Bank of Tokyo-Mitsubishi, Bose Corporation, ICT Group, Lloyds TSB Bank, Pacific Gas and Electric, SNET, and Xerox. The Company also offers a full range of professional consulting, technical support, and education services. Our headquarters are in Shelton, Connecticut, and we maintain development facilities in Irvine, California and offices throughout the United States, in Melbourne, London, Paris, Frankfurt, and we have representatives worldwide.

                                  RISK FACTORS

  In addition to the other information in this prospectus or included by reference, you should carefully consider the following risk factors in evaluating us and our business before buying the shares offered by this prospectus. Statements in this prospectus which express "belief", "anticipation" or "expectation", as well as other statements which are not historical fact, and statements as to product compatibility, design, features, functionality and performance insofar as they may apply prospectively, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and our actual results could differ materially from those expressed in these forward-looking statements as a result of numerous factors, including those set forth below, elsewhere in this prospectus or incorporated by reference.

  If any of the following risk factors actually occurs, our business, financial condition, or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline and you may lose all or part of your investment.

  The risk factors stated below do not contain all the information that may be important to you. In addition to carefully reading these risk factors, you should read the information incorporated by reference into this prospectus, especially "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our quarterly and annual filings on Forms 10-Q, 10-Q/A and 10-K.

  History of Operating Losses; Uncertainty of Future Operating Results. We incurred significant net operating losses in each of 1992, 1993, 1994, 1995 and the first nine months of 1998. As of September 30, 1998, we had an accumulated deficit of $22.3 million. Given our operating history, we cannot predict our future operating results with any certainty. You should not consider our recent revenue growth as indicative of future revenue growth or operating results. We cannot assure you that our business strategies will be successful, nor can we assure you that we will achieve or sustain profitability on a quarterly or annual basis.

  Fluctuations in Quarterly Performance. Our quarterly operating results have varied significantly in the past and may continue to do so depending on several factors, many of which are beyond our control. These factors include, among others:

  .our ability to develop, introduce and market new and enhanced versions of our products on a timely basis;

  .demand for our products;

  .the lengthy sales cycle for full implementation of our products;

  .the size, timing and contractual terms of significant orders;

  .the timing and significance of product enhancements and new product announcements by us or our competitors;

  .changes in our business strategies;

  .the budgeting cycles of our potential customers;

  .customer order deferrals in anticipation of enhancements or new products;

  .changes in the mix of products and services we sell;

  .changes in the amount of our revenue attributable to domestic and international sales;

  .changes in foreign currency exchange rates;

  .product and price competition;

  .cancellations or non-renewals of licenses or maintenance agreements;

  .investments to develop marketing and distribution channels; and

  .changes in the level of our operating expenses.

  To achieve our quarterly revenue objectives, we depend upon obtaining orders in that quarter for delivery in that quarter. The timing of our revenue recognition is affected by the amount of contracts executed and delivered, whether the contract contains post delivery obligations and when our customers accept the product. We derive a significant portion of our revenues in any quarter from non-recurring, large license fees paid to us by a relatively small number of customers. We expect this trend to continue for the foreseeable future. Therefore, if a customer defers, cancels or fails to honor its contractual obligations, our operating results could be materially adversely affected in a given quarter. On the other hand, significant sales occurring earlier than expected may adversely affect subsequent quarters. In addition, we have experienced and expect to continue to experience stronger demand during the quarters ending in June and December than during the quarters ending in March and September. We receive a substantial portion of our orders in the last months or weeks of any given quarter.

  Because of the factors stated above, we are not able to predict our quarterly revenues and operating results with any significant degree of accuracy. If revenue levels fall below expectations, the shortfall would likely materially adversely affect our business, operating results and financial condition. As a result, we believe that you should not rely on period-to-period comparisons of our results of operations as meaningful indicators of future performance. We cannot assure you that we will be able to achieve or sustain profitability on a quarterly or annual basis. We expect that in some future quarter or quarters our total revenues or operating results will not meet the expectations of public market analysts and investors. Our failure to meet expectations or adverse conditions prevailing or appearing to prevail generally or with respect to our business will likely materially adversely affect our Common Stock price.

  Ability to Integrate Acquisitions. We completed the acquisitions of substantially all of the assets of Marketing Information Systems, Inc. ("MIS") and Telemar Software International, LLC ("TSI") on March 30, 1998 for an aggregate purchase price of $8.6 million. Each has product lines that focused on the IBM AS/400 market, a platform to which IMA's flagship product EDGE has only recently been introduced. Failure to successfully integrate the acquired product lines, and the employees, distributors, and customers of the acquired businesses could have a material adverse effect on our business, operating results and financial condition.

  Product Concentration. Although we now receive some revenues from MIS and TSI products, licensing of EDGE and the provision of professional consulting, technical support and maintenance services relating to EDGE account for substantially all of our revenues. We do not expect this to change in the foreseeable future. Accordingly, factors adversely affecting the pricing of or demand for EDGE products and services, such as competition or technological changes, could have a material adverse effect on our business, operating results and financial condition. Our future financial performance will depend, in significant part, on the continued market acceptance of our EDGE products including its new and enhanced versions. We cannot assure you that we will continue to successfully develop and market EDGE.

  Lengthy Sales and Implementation Cycles; Post-Delivery Obligations. The following factors over which we may have little or no control may significantly delay our sales cycle:

  . significant commitment of customer resources for licensing and implementing our products;

  . significant level of education required by prospective customers regarding the use of our products;

  . lengthy customer approval process typically associated with significant capital expenditures; and

  . implementation of our products generally extends for several months and for larger, more complex implementations, multiple quarters.

  We recognize licensing fees upon delivery of the product if:

  . we have no significant post-delivery obligations;

  . our customer has no acceptance conditions; and

  . we believe that we can collect the resulting receivable.

  If any of the above conditions do not exist, we will defer the revenue until all of the conditions are satisfied.

  Previously, when we have provided consulting services to implement certain larger projects, some customers have not honored their obligations by delaying payments of a portion of license fees until we completed implementation or disputing the consulting fees charged for implementation. We may experience delays, cancellations or disputes in the future. If these occur, they could have a material adverse effect on our business, operating results and financial condition. They could also cause our quarterly operating results to vary significantly.

  Dependence on Proprietary Technology. Our success and ability to compete depends in part upon proprietary technology. We rely primarily on a combination of copyright and trademark laws, trade secrets, nondisclosure agreements and technical measures to protect our proprietary rights. We typically enter into confidentiality or license agreements with our employees, distributors, clients and potential clients and limit access to and distribution of our software, documentation and other proprietary information. We cannot assure you that these steps will adequately deter misappropriation or independent third-party development of our technology. Also, the laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the United States.

  We have placed, and may continue to place, our source code in escrow for the benefit of a small number of our customers. The escrow agreements permit these customers to use the source code on a limited, non-exclusive basis if: (i) we initiate bankruptcy proceedings or bankruptcy proceedings are initiated against us; (ii) we cease to do business; or (iii) we fail to meet our support obligations. In addition, we use third-party contractors for selected product development projects. The escrow of source code and the use of a third-party contractor may increase the possibility of misappropriation by third parties.

  As the numbers of products and competitors in our industry segment grow and the functionality of products in different segments overlaps, we expect that software product developers increasingly will be subject to infringement claims. The use of patents to protect software has increased. We believe that our products and technology do not infringe on any existing proprietary rights. Nevertheless, we cannot assure you that third parties will not assert successful infringement claims. The following could have a material adverse effect upon our business, operating results and financial condition:

  . any infringement claim against us, even if unfounded, resulting in diversion of our time and resources, costly litigation and product shipment delays;

  . any infringement claim that results in the necessity that we enter into a royalty or licensing agreements which may not be available on terms favorable to us;

  . any infringement claim resolved against us;

  . litigation to protect our trade secrets or other intellectual property rights or to determine the validity and scope of the proprietary rights of others resulting in substantial costs and diversion of resources.

  Dependence on Indirect Marketing and Distribution Channels; Potential Conflicts. In addition to our own marketing efforts, we maintain relationships with consulting and systems integration companies to increase our domestic and international visibility. In addition to our direct sales force, we distribute our products domestically and internationally through remarketers and distributors. We do not maintain exclusive relationships with any of the consultants, systems integration companies, remarketers or distributors. They are not under our direct control. They have no minimum purchase obligations and they may terminate their relationship with us at any time without cause. In addition, they are free to co-market and distribute potentially competitive products. Accordingly, we must compete for the focus and sales efforts of these third party entities. Also, selling through indirect channels may limit our contacts with our customers, hindering our ability to accurately forecast sales and revenue, determine contract terms, evaluate customer credit, evaluate customer satisfaction and recognize emerging customer needs. We cannot assure you that co-marketers, remarketers and distributors will successfully continue to distribute or recommend the Company's products. We may not continue to succeed in increasing the use of these indirect channels profitably. Also, one or more of these companies may begin to market products in competition with us, which may adversely affect our business, operating results and financial condition.

  Our strategy of marketing our products directly to end-users and indirectly through remarketers and distributors may result in conflicts between our direct sales efforts and third party indirect sales efforts; and conflicts between and among some of our resellers targeting the same customers. These conflicts could materially adversely affect our relationships with existing remarketers and distributors and may adversely affect our ability to attract new remarketers and distributors.

  Need to Expand Marketing and Distribution Channels. As part of our international strategy, we intend to increase our use of remarketers and distributors and to expand our existing co-marketing relationships and establish new relationships with other consulting and systems integration companies. Also, we seek to expand our international direct sales force to take advantage of international growth opportunities. Our ability to achieve revenue growth depends on successful implementation of this strategy. We have experienced, and continue to experience, difficulty in recruiting and retaining qualified personnel. We cannot assure you that we will successfully expand our direct or indirect sales force. Even if we are successful, we cannot assure you that such sales force expansion will result in increased revenues. Failure to expand our sales force could materially and adversely affect our business, operating results and financial condition.

  Emerging Markets for Call Center Customer Interaction Software; Dependence on Increased Use of Products by Existing Customers. The market for call center customer interaction software is relatively new. It is characterized by:

  .ongoing technological developments;

  .frequent new product announcements and introductions;

  .evolving industry standards; and

  .changing customer requirements.

  Our future financial performance depends in large part on continued growth in the number of organizations adopting call center customer interaction software products on an enterprise-wide basis and on the number of applications and software components developed for such use. We cannot assure you that the call center customer interaction software market will continue to grow. Failure of this market to grow, or market growth slower than our current expectations could materially adversely affect our business, operating results and financial condition.

  Also, some of our larger customers have licensed our software on an incremental basis and we cannot assure you that these customers will expand their use of our software on an enterprise-wide basis or license new or enhanced software products as we introduce them to the market. If our customers do not deploy our software on an enterprise-wide basis because the software has not met their expectations or for other reasons, our business, operating results and financial condition could be materially and adversely affected.

  Rapid Technological Change. Any of the following factors which are present in the call center customer interaction software market could render our existing products obsolete and unmarketable:

  .rapid technological change;

  .frequent introductions of new products;

  .changes in customer demands; and

  .evolving industry standards.

These factors could rapidly diminish our position in existing and future markets. We expect to make substantial investments from time to time in our product development and testing although we cannot assure you that we will have sufficient resources to make the necessary investments.

  Our customers have adopted a wide variety of hardware, software, database and networking platforms. To gain broad market acceptance, we must continue to support and maintain our products on a variety of such platforms and develop and introduce enhancements to our existing products and new products on pace with technological developments, changing customer requirements and evolving industry standards. Our future success depends on our ability to address the increasingly sophisticated needs of our customers. Our success may also depend, in part, on our ability to introduce products that are compatible with the Internet, and on the broad acceptance of the Internet as a viable customer interaction channel. We cannot assure you that the Internet will become a viable customer interaction channel or that the demand for Internet-related products and services will increase in the future.

  We also cannot assure you that we will be successful in developing and marketing enhancements to our products that respond to technological developments, changing customer requirements or evolving industry standards. We may experience difficulties that could delay or prevent the successful development, introduction and sale of such enhancements. Our enhancements may not adequately meet the requirements of the marketplace and achieve any significant degree of market acceptance. Product enhancements and new product delays or failure to achieve market acceptance when released could materially and adversely affect our business, operating results or financial condition. In addition, the introduction or announcement of new product offerings or enhancements by us, our competitors or major hardware, systems or software vendors may cause customers to defer or forego licensing of our products, which could have a material adverse effect on our business, operating results and financial condition.

  We depend upon the products of other software vendors, including certain system software vendors, such as Microsoft Corporation, and relational database software vendors to remain competitive and respond to technological change. Design defects in such products or unexpected delays in their introduction, could materially and adversely affect our business, operating results and financial condition.

  Management of Growth. We recently have experienced rapid growth. This growth could place a significant strain on our management and other resources. We anticipate that the growth of our company, if any, will require us to recruit, hire, train and retain a substantial number of new and highly skilled product development, managerial, finance, sales and marketing and support personnel. The market for such personnel is intensely competitive and we expect that such competition will continue for the foreseeable future. We cannot assure you that we will be able to hire or retain such personnel.

  Our ability to compete effectively and to manage future growth, if any, depends on our ability to continue to implement and improve operational, financial and management information systems on a timely basis and to expand, train, motivate and manage our work force. We cannot assure you of the future adequacy of our personnel, systems, procedures and controls. Inability to effectively manage growth and the quality of our products could materially and adversely affect our business, operating results and financial condition.

  Competition. The market for telemarketing, telesales and customer service software is:

  . intensely competitive;

  . rapidly evolving; and

  . highly sensitive to new product introductions or enhancements and marketing efforts by industry participants.

  Our competitors range from internal information systems departments to packaged software application vendors. We believe that as the United States and international software markets continue to grow, a number of new vendors will enter the market and existing competitors and new market entrants will attempt to develop applications targeting additional markets. Our segment of the software industry has experienced consolidation as certain of our larger competitors have recently acquired other smaller competitors. In addition, competitors have established and may in the future establish cooperative relationships or alliances that may increase their ability to provide superior software solutions or services.

  Increased competition resulting from new entrants, consolidation of the call center customer interaction software industry and cooperative relationships or alliances could result in new or stronger competitors, price reductions, reduced operating income or loss of market share, any of which could materially adversely affect our business, operating results or financial condition. Many of our current and potential competitors have significantly greater financial, technical, marketing, service, support and other resources. They generate higher revenues and have greater name recognition. We cannot assure you that our competitors will not develop products comparable or superior to ours or adapt more quickly than we do to new technologies, evolving industry trends or changing client requirements. We cannot assure you that we will compete effectively against competitors or that competitive pressures will not materially and adversely affect our business, operating results or financial condition.

  Dependence on Key Personnel. Our business involves the development, marketing and installation of complex software products and the delivery of professional services. Our success will depend in large part upon our ability to attract, retain and motivate highly skilled employees. The market for such employees is intensely competitive and we expect that such competition will continue for the foreseeable future. We cannot assure you that we will hire or retain such personnel. Failure to hire and retain sufficient numbers of highly skilled employees could materially and adversely affect our business, operating results and financial condition. In addition, the loss of Albert R. Subbloie, Jr., the President and Chief Executive Officer, or Gary R. Martino, Chairman of the Board and Chief Financial Officer, or some of our other key personnel could have a material adverse effect on our business, operating results and financial condition, including our ability to attract employees and secure and complete engagements. We maintain key-man life insurance policies with respect to certain of our executive officers, including Mr. Subbloie and Mr. Martino.

  Risk of Product Defects. Software products, particularly new versions, frequently contain errors, especially when first introduced. We conduct extensive product testing during product development. Nevertheless, we have at times delayed commercial release of software until we corrected problems. In some cases, we have provided enhancements to correct errors in released software. We could, in the future, lose revenues as a result of software errors or defects. Despite testing by us and by current and potential customers, future software or releases after commencement of commercial shipments may contain defects, resulting in:

  . loss or delay of revenue;

  . delay in market acceptance;

  . diversion of development resources;

  .damage to our reputation; or

  .increased service and warranty costs.

Any of these results could materially and adversely affect our business, operating results and financial condition.

  Risks Associated with International Operations. International operations account for a significant portion of our total revenues and we intend to continue and expand our international sales activity. Continuation and expansion of international operations will require significant management attention and financial resources and will require us to establish additional foreign operations and hire additional personnel. We may not be able to maintain or increase international market demand for our products and failure to do so could materially and adversely affect our business, operating results and financial condition.

  International Currency Risks. We currently denominate our international sales in U.S. dollars with respect to sales outside of the United Kingdom, Europe and Australia, and generally in pounds sterling with respect to sales in the United Kingdom and Europe. An increase in the value of the U.S. dollar or pound sterling relative to other currencies could make our products more expensive and, therefore, potentially less competitive in foreign markets. Currently, we have not employed currency hedging strategies to reduce this risk although we may consider employing hedging strategies in the future based on our assessment of exposure to fluctuations in foreign currency exchange rates. We cannot assure you that our assessments of exposure to fluctuations in foreign currency exchange rates will be accurate or that any hedging strategies we may use in the future will be effective.

  International Operation and Collection Risks. The following risk factors associated with our international business may have a material adverse effect on our future international sales and, consequently, on our business, operating results and financial condition:

  .potentially longer payment cycles;

  .difficulties in collecting international accounts receivable;

  .difficulties in enforcement of contractual obligations and intellectual property rights;

  .potentially adverse tax consequences;

  .increased costs associated with maintaining international marketing efforts;

  .increased costs of localizing products for foreign markets;

  .tariffs, duties and other trade barriers;

  .adverse changes in regulatory requirements;

  .possible recessionary economies outside of the United States; and

  .political and economic instability.

  Dependence on Licensed Technology. We license, and expect to license in the future, technology from other companies for use in and with our products. Our inability to license these products or other necessary products for use in or with our products could have a material adverse effect on our business, operating results and financial condition. In addition, the effective implementation of our products may depend in the future upon the successful operation of licensed products as an integrated part of, or in conjunction with, our products. Any undetected errors in such licensed products could impair the functionality of our products or otherwise delay or prevent the implementation of an installation or the introduction of new products, and injure our reputation, which could have a material adverse effect on our business, operating results or financial condition.

  Increased Use of Third-Party Development Tools. Our EDGE products include application development tools produced by third parties used to build and modify our applications. Third-party application development tools may become more widely used as a result of technological advances or customer requirements. Wider use of third-party applications could require us to make greater use of third-party tools in the future. This increased use would require us to enter into license arrangements with such third parties resulting in higher royalty payments, a loss of product differentiation and delays. Such effects or our inability to enter into commercially reasonable licenses could have a material adverse effect on our business, operating results or financial condition.

  Dependence on Growth of Client/Server Computing Environment. We market our products to customers:

  .committed or committing their call center systems to client/server computing environments; or

  .converting legacy systems, in part or in whole, to a client/server computing environment.

  Our success will depend on further growth in the number of organizations adopting client/server computing environments. We cannot assure you that the anticipated client/server computing trends will occur or that we will respond effectively to the evolving requirements of this market. Failure of the client/server market to grow, or growth at a rate slower than experienced in the past, could materially and adversely affect our business, operating results or financial condition.

  Industry Concentration. We derive a substantial portion of our revenues from customers in the teleservices outsourcing, telecommunications and financial services industries. We intend to further develop our knowledge of the business processes and requirements of other industries in order to establish additional market opportunities. We may not successfully do so. Our failure to increase our customers among a broader base of varied industries, or a downturn in one or more of the teleservices outsourcing, telecommunications or financial services industries could have a material adverse effect on our revenues from that industry or the collectibility of customer obligations from that industry or other aspects of our business, operating results or financial condition.

  Product Liability. The risk of product liability claims is inherent in the sale and support of products. Our license agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims. The laws of certain jurisdictions, however, may not enforce the limitation of liability provisions contained in our license agreements. A party could bring a successful product liability claim against us, which could result in a material adverse effect on our business, operating results and financial condition.

  Regulatory Environment. Federal, state and foreign law regulates certain uses of outbound call processing systems. Our systems can be programmed to operate in compliance with these laws through the use of appropriate calling lists and calling campaign time parameters. Compliance with these laws, however, may limit the potential use of our products. In addition, future legislation further restricting telephone solicitation practices, if enacted, could adversely affect us.

  Year 2000 Risks. Many computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with such Year 2000 requirements. Our failure or inability to identify and correct Year 2000 problems in our products, internal information or other systems, software, hardware or firmware could have a material, adverse effect on our business, operating results, and financial condition.

  We are still reviewing the impact the Year 2000 issue will have on our internal information systems. We plan to take necessary actions based on the results of such analyses. If costs related to Year 2000 are material, our business, operating results, and financial condition could be materially adversely affected.

  In certain cases, we have warranted that the use or occurrence of dates on or after January 1, 2000 will not adversely affect the performance of our products with respect to four digit date dependent data or the ability to create, store, process, and output information related to such data. If any of our licensees experience Year 2000 problems, those licensees could assert claims for damages. Such claims, whether or not successful, could materially and adversely affect our business, operating results and financial condition.

  In addition, the purchasing patterns of our customers and potential customers may be affected by Year 2000 issues. Many companies are expending significant resources to correct their current software systems for Year 2000 compliance. These expenditures may result in reduced funds available to purchase software products such as those offered by us. This may adversely affect our business, operating results, and financial condition.

                                USE OF PROCEEDS

  We will not receive any proceeds from the sale of shares of Common Stock by the selling shareholders.

                              SELLING SHAREHOLDERS

  Under an Asset Purchase Agreement dated March 30, 1998, among us, MIS and certain of MIS's shareholders, we agreed to register the shares issued under the Asset Purchase Agreement and to use our best efforts to keep the registration statement effective for 180 days or until all of the registered shares are sold under the registration statement, whichever comes first. Our registration of the shares does not necessarily mean that the selling shareholders will sell all or any of the shares.

  The following list of selling shareholders includes the shareholders who received their shares for no value in a dividend from MIS, which received the shares from completion of the Asset Purchase Agreement.

  The following list sets forth the selling shareholders and the number of shares that may be sold pursuant to this prospectus:

                                                 PERCENTAGE
                                                TO BE OWNED
                                 AMOUNT OF     BY SHAREHOLDER NUMBER OF SHARES
                             SECURITIES OF THE     AFTER      OFFERED PURSUANT
                                CLASS OWNED    COMPLETION OF      TO THIS
    SELLING SHAREHOLDER      PRIOR TO OFFERING    OFFERING       PROSPECTUS
    -------------------      ----------------- -------------- ----------------
Edison Venture Fund II,
 L.P........................          1%(1)           *            84,207
Edison Venture Fund II-Pa,
 L.P........................          1%(1)           *            16,193
John B. Kennedy.............          *               *            20,608
John A. Kennedy Estate c/o
 Mary Ann Kennedy...........          *               *            12,880
Richard McIntire............          *               *             5,152
Jane Fitzgibbons............          *               *             2,576
Chris Stockwell.............          *               *             2,146

--------
*Less than 1%
(1) Edison Venture Fund II, L.P. and Edison Venture Fund II-Pa, L.P. may be deemed to beneficially own 100,400 shares which may be sold pursuant to this prospectus.



                              PLAN OF DISTRIBUTION

  We are registering the shares on behalf of the selling shareholders. The term "selling shareholders" includes donees and pledgees selling shares received from a selling shareholder after the date of this prospectus. All costs, expenses and fees in connection with the registration of the shares offered hereby will be borne by us. The selling shareholders will bear the costs of brokerage commissions and similar selling expenses, if any, attributable to the sale of shares. Sales of shares may be caused by selling shareholders from time to time in one or more types of transactions (which may include block transactions) through the Nasdaq National Market, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders.

  The selling shareholders may cause such transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

  The selling shareholders and any broker-dealers that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act.

  Because selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.


  Selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

  When a selling shareholder notifies us that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Act, disclosing (i) the name of each such selling shareholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold,
(iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction. In addition, when a Selling Shareholder notifies us that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed.

                                 LEGAL MATTERS

  Our attorneys, LeBoeuf, Lamb, Greene & MacRae, L.L.P., will issue an opinion about the legality of the shares for us and for the selling shareholders.

                                    EXPERTS

  Arthur Andersen LLP, independent accountants, audited our annual financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement. These documents are incorporated by reference herein in reliance upon the authority of Arthur Andersen LLP as experts in accounting and auditing in giving the report.

"Until      , 1999, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions."

                                 143,762 SHARES

                                  COMMON STOCK
                                 (NO PAR VALUE)

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the costs and expenses, payable by the Company in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

   Securities and Exchange Commission Registration Fee.............. $   236.00
   Services of Independent Accountants.............................. $ 5,000.00
   Legal Fees and Expenses.......................................... $50,000.00
   Printing Expenses................................................ $ 4,000.00
   Miscellaneous Expenses........................................... $ 5,000.00
     Total.......................................................... $64,236.00

--------

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 33-771 of the Connecticut Business Corporation Act (the "CBCA") permits a corporation generally to indemnify any individual made a party to a proceeding because he is or was a director or officer of the corporation against any liabilities incurred by such person in such proceedings if: (i) he conducted himself in good faith; and (ii) he reasonably believed (A) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests and (B) in all other cases, that his conduct was at least not opposed to its best interests; and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; provided, however, a corporation may not indemnify a director or officer under such section if: (i) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or
(ii) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. In addition, Sections 33-772 and 33-776 of the CBCA provide that, unless limited by its certificate of incorporation, a corporation shall indemnify each officer and director who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director or officer of the corporation against reasonable expenses incurred by him in connection with the proceeding.

  Article VIII of the Certificate of Incorporation and Section 7.2 of the Bylaws provide that we will indemnify all directors and officers to the fullest extent permitted by the CBCA.

  Section 7.2 of the Bylaws also provides that our Board of Directors may have the Company indemnify an employee or agent to the same extent as an officer or director.

ITEM 16. EXHIBITS.

  . Opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P., counsel to Information Management Associates, Inc.
  . Consent of LeBoeuf, Lamb, Greene & MacRae, L.L.P., counsel to Information Management Associates, Inc.
  . Consent of Arthur Andersen LLP, Independent Certified Public Accountants. . Power of Attorney

  See the Exhibit Index filed as a part of this Registration Statement.

ITEM 17. UNDERTAKINGS.

  (a) We hereby undertake:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8, or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post- effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described under Item 15 above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE TOWN OF SHELTON, STATE OF CONNECTICUT, ON NOVEMBER 23, 1998.

                                          Information Management Associates,
                                           Inc.

                                                  /s/Albert Subbloie, Jr.
                                          By: _________________________________
                                                    ALBERT SUBBLOIE, JR.
                                               PRESIDENT AND CHIEF EXECUTIVE
                                                          OFFICER

                        POWER OF ATTORNEY AND SIGNATURES

  We, the undersigned officers and directors of Information Management Associates, Inc. hereby severally constitute and appoint Albert R. Subbloie, Jr. and Gary R. Martino, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Information Management Associates, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                          TITLE                   DATE
              ---------                          -----                   ----

     /s/ Albert R. Subbloie, Jr.       President, Chief Executive  November 23, 1998
______________________________________  Officer and Director
       ALBERT R. SUBBLOIE, JR.          (Principal Executive
                                        Officer)

         /s/ Gary R. Martino           Chairman of the Board of    November 23, 1998
______________________________________  Directors, Chief
           GARY R. MARTINO              Financial Officer,
                                        Treasurer and Director
                                        (Principal Financial and
                                        Accounting Officer)

         /s/ Paul J. Schmidt           Director                    November 23, 1998
______________________________________
           PAUL J. SCHMIDT

        /s/ Andrie Poludnewycz         Director                    Novemner 23, 1998
______________________________________
          ANDREI POLUDNEWYCZ

          /s/ Thomas F. Hill           Director                    November 23, 1998
______________________________________
            THOMAS F. HILL

         /s/ Donald P. Miller          Director                    November 23, 1998
______________________________________
           DONALD P. MILLER

         /s/ David J. Callard          Director                    November 23, 1998
______________________________________
           DAVID J. CALLARD


                                 EXHIBIT INDEX


 EXHIBIT
 NUMBER                               EXHIBIT
 -------                              -------
 5       Opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P., counsel to
         Information Management Associates, Inc.
 23(a)   Consent of LeBoeuf, Lamb, Greene & MacRae, L.L.P., counsel to
         Information Management Associates, Inc. [included in Exhibit 5].
 23(b)   Consent of Arthur Andersen LLP, Independent Certified Public
         Accountants.
 24      Power of Attorney (See Page II-3)